Exhibit 10.10

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made and entered into as of the 27th day of November, 2002, by and between Varitek Industries, Inc., a Texas corporation (the “Company”); Randy S. Bayne, Harry L. Bayne and BACO International, a Texas corporation (collectively referred to herein as the “Stockholders” and individually as a “Stockholder”); and SMH Varitek LLC, a Delaware limited liability company (“Secured Party”).

Recitals

WHEREAS, the Stockholders own approximately 37.65% of the issued and outstanding shares of capital stock of the Company, as set forth on the attached Exhibit A; and

WHEREAS, in connection with the promissory note dated as of November 27, 2002, by the Company to Secured Party (the “Promissory Note”), the Stockholders desire to impose certain requirements relating to the election of directors of the Company.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the Company and the Stockholders agree as follows:

1. Definitions.

(a) “Stock” shall mean any shares of any class of stock in the Company, any securities convertible into any class of stock of the Company, and any option to acquire any class of stock of the Company or securities convertible into any class of stock of the Company.

(b) “Transfer” shall mean to sell, exchange, assign, give, pledge, devise, bequeath, or otherwise transfer or encumber.

2. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to each other party to this Agreement as follows:

(a) Such Stockholder has full power, authority and capacity to enter into this Agreement and to perform and comply with all covenants and obligations contained herein.

(b) This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally.

(c) Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of his or her obligations hereunder, will (i) require the consent of any other party to any agreement or commitment by which such Stockholder is bound, (ii) with or without the giving of notice or the lapse of time or both, conflict with or result in a breach of any terms or provisions of, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of such Stockholder’s Stock under any material agreements or other instrument, or (iii) violate any applicable law, rule, regulation, judgment, decree or order of any court or governmental instrumentality.

(d) Such Stockholder has good and marketable title to the Stock owned by him, her, or it, and such Stock is free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature, except as provided in this Agreement.

3. Articles of Incorporation and Bylaws of the Corporation. The Company and each of the Stockholders shall take such action during the term of this Agreement, including (with respect to such Stockholder) the voting of such Stockholder’s Stock or acting by written consent with respect to such Stock, as may be necessary from time to time to ensure that the Company’s Articles of Incorporation and Bylaws do not conflict with any of the provisions of this Agreement.

4. Voting for Board of Directors. The parties hereto agree that Secured Party shall have the right to be represented on the Board of Directors of the Company (the “Board”) by one (1) member selected by Secured Party. In the event that Secured Party shall be unable to elect a director of his choosing to the Board by virtue of his ownership of shares of Stock in the Company, or otherwise, then the parties hereto agree as follows:

(a) one (1) member of the Board shall be nominated by Secured Party and each Stockholder agrees to vote all shares of Stock held by such Stockholder for the director nominated by Secured Party, provided that the nominee shall be reasonably acceptable to the Company.

(b) If for any reason there occurs a vacancy of the Secured Party-nominated directorship on the Board, such vacancy shall be filled solely by nomination by Secured Party of a new director and each Stockholder agrees to vote all shares of Stock held by such Stockholder for the director nominated by Secured Party to fill the vacancy, provided that the nominee shall be reasonably acceptable to the Company. Secured Party shall promptly nominate any such replacement director so as to not unreasonably interfere with the business operations of the Company.

(c) Board members designated by Secured Party shall be fully covered by any directors’ and officers’ liability insurance maintained from time to time by the Company on the same terms as the other members, shall be entitled to the benefit of any indemnification arrangements applicable to the other members and shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee directors generally.

(d) Except as provided herein, there shall be no limitations or restrictions on any Stockholder’s ability to nominate any individual for membership of the Board or to vote for any such nominee.

The Company shall take all action reasonably necessary to accomplish the intent of this Section 4, including, but not limited to, holding shareholders meetings, circulating written consents, amending the Company’s Bylaws, and increasing the size of the Board.

5. Restrictions or Transfer. No Stockholder shall transfer any interest in any Stock owned by such Stockholder unless and until any proposed transferee has agreed in writing to be bound by the terms and conditions contained in this Agreement. Any transfer made in violation of this section shall be null, void and of no effect.

6. Endorsement on Certificates. The certificates for shares of the Company subject to this Agreement shall bear the following legend:

The shares represented by this certificate are subject to certain restrictions, obligations and limitations, as set forth in a Stockholders’ Agreement dated as of November             , 2002, between SMH Varitek LLC, the Corporation and certain of its stockholders, a copy of which is on file in the Corporation’s principal office.

7. Transfer of Stock to Secured Party. As additional consideration for the Promissory Note, Randy S. Bayne will transfer to Secured Party 4,375 shares of the Company’s no par common stock owned by him, and Harry L. Bayne will transfer to Secured Party 427,782 shares of the Company’s no par common stock owned by him, which shares are included in the stock set forth on Exhibit A, by executing and delivering to Secured Party, no later than Tuesday, December 3, 2002, stock powers in the form attached hereto as Exhibit B-1 and Exhibit B-2.

8. Termination.

(a) This Agreement shall terminate upon the repayment in full of the Promissory Note or the conversion of the Promissory Note in accordance with its terms.

(b) The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of the termination hereof and shall not affect the transfer of stock pursuant to Section 7 above.

9. Notice. Any notices, demands, and requests required or permitted hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered; (ii) if sent by facsimile, telex, or telegram (charges prepaid); (iii) if sent by mailgram, Federal Express, or similar overnight delivery service (charges prepaid); or (iv) if deposited in the United States mail, with postage prepaid, properly marked for certified mail with request for return receipt; and such notices shall be deemed received: (a) when personally delivered; (b) when sent by facsimile, telex with confirmed answer-back, or telegram (charges prepaid); (c) one day after being sent by mailgram, Federal Express, or similar overnight delivery service (charges prepaid); or (d) three days after being deposited in the postal service of the United States (with postage prepaid) and properly marked for certified mail with request for return receipt, and addressed as follows:

(a)	If to Secured Party:

SMH Varitek LLC

600 Travis Street, Suite 3100

Houston, Texas 77002

Phone: (713) 224-3100

Fax: (713) 250-4294

(b)	If to the Company:

Varitek Industries, Inc.

16360 Park Ten Place, Suite 200

Katy, Texas 77084

Attention: Randy S. Bayne, CEO

Phone: (713) 690-9935

Fax: (713) 934-8290

With copy to:

Roger V. Davidson

Ballard Spahr Andrews & Ingersoll, LLP

1225 17th Street, Suite 2300

Denver, Colorado 80202

Phone: (303) 299-7307

Fax: (303) 296-3956

(c)	If to the Stockholders:

(1)	Randy S. Bayne
c/o Varitek Industries, Inc.
16360 Park Ten Place, Suite 200
Katy, Texas 77084
Phone: (713) 690-9935
Fax: (713) 934-8290

(2)	Harry L. Bayne

_________________________

_________________________

Phone:

Fax:

(3)	BACO International
Attn: Harry L. Bayne

_________________________

_________________________

Phone:

Fax:

The parties shall be responsible for notifying each other in writing of any change of address by similar notice and may by such means change the address to which such notice is given to them, respectively.

10. Attorney’s Fees and Litigation Expenses. If any legal proceeding, including arbitration, be instituted to compel compliance with the provisions of this Agreement and/or to recover damages for the breach thereof, the party who or which prevails or substantially prevails shall be entitled, in addition to any other remedies, to reimbursement of all reasonable litigation expenses, including reasonable attorney’s fees.

11. Review and Understanding of Agreement.

(a) The Stockholders recognize and acknowledge that this Agreement contains provisions affecting important legal rights and obligations of both the Stockholders and the Company.

(b) Each Stockholder represents and warrants to each other and to the Company, that either independently and/or with legal or other counsel or advisor(s) of his own choosing, he has thoroughly reviewed the provisions of this Agreement and understands their meaning and effect.

12. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by another shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

13. Headings. Section headings herein are for convenience only and shall in no case be considered in construing this Agreement.

14. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and shall supersede entirely all prior agreements, oral or written, among the Company, Secured Party and the Stockholders. No amendment or modification of this Agreement shall be valid or binding except upon the unanimous written consent of the parties hereto.

15. Applicable Law. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Texas without regard to principles of conflicts of law and is intended to take effect as an instrument under seal.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Dispute Resolution; Arbitration.

(a) Basis for Arbitration. The parties hereto agree that the subject matter of this Agreement and any agreement that may be entered in connection herewith both involve and affect interstate commerce within the meaning of the commerce clause of the United States Constitution. This Agreement shall be irrevocable and is binding upon the parties and is subject to being specifically enforced.

(b) Mandatory Arbitration of Disputes. Any action, dispute, claim, counterclaim or controversy (“Dispute” or “Disputes”), between or among the parties, including, without limitation, any claim based on, or arising from, an alleged tort or contract, shall be resolved by arbitration as set forth below; provided, however, that the parties are not waiving and are expressly reserving their right to seek injunctive relief by judicial process. As used herein, Disputes shall include all actions, disputes, claims, counterclaims or controversies arising in connection with any extension of or commitment set forth in this Agreement or in any other agreement entered by the parties in connection with this Agreement, any action taken (or any omission to take any action) in connection with any of the foregoing, any past, present and future agreements between or among the parties, including, without limitation, this Agreement, or any agreement entered in connection with this Agreement. All Disputes shall be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Defenses based on statutes of limitation, estoppel, waiver, laches and similar doctrines, that would otherwise be applicable to an action brought by a party, shall be applicable in any such arbitration proceeding, and the commencement of an arbitration proceeding with respect to this Agreement shall be deemed the commencement of an action for such purposes.

(c) Selection of Arbitrator. Whenever an arbitration is required under subsection (b), the arbitrators shall be selected, except as otherwise provided, in accordance with the Commercial Arbitration Rules of the AAA. The panel of arbitrators shall determine the resolution of the Dispute.

(d) Place of Arbitration. Whenever an arbitration is required under subsection (b), such arbitration shall be conducted in Houston, Texas.

(e) Miscellaneous. Any arbitration questions arising under this Agreement shall be governed in accordance with Title 9 of the U.S. Code. This section constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolutions. The provisions of this section shall survive any termination, amendment or expiration of the Agreement in which this section is contained, unless the parties otherwise expressly agree in writing. In the event of any Dispute governed by this section, each of the parties shall pay all of its own expenses, and, subject to the award of the arbitrator, shall pay an equal share of the arbitrators’ fees. The arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrators’ fees and court costs) to the prevailing party. This section may be amended, changed or modified only by the express provisions of a writing which specifically refers to this section and which is signed by all the parties hereto.

18. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of the successors, assigns, transferees, personal representatives, heirs, devisees, and legatees of the respective parties hereto.

(b) As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable, the singular number shall include the plural, and the plural the singular.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

VARITEK INDUSTRIES, INC.

/s/ RANDY S. BAYNE
Name:	Randy S. Bayne
Title:	President and CEO

SECURED PARTY

SMH Varitek LLC, a Delaware limited liability company

/s/ RICHARD C. WEBB
Name:	Richard C. Webb
Title:

STOCKHOLDERS

/s/ RANDY S. BAYNE
Randy S. Bayne

/s/ HARRY L. BAYNE
Harry L. Bayne

/s/ HARRY L. BAYNE
BACO International
By:	Harry L. Bayne, President

Acknowledged and agreed

by the Stockholders’ spouses:

/s/ MEGAN BAYNE

/S/ PENNY BAYNE

EXHIBIT A

Stockholdings

The share information reflects the 1 for 8 split of common stock effected on December 28, 2001. The share information for Randy S. Bayne and the total number of outstanding shares of common stock of the Company reflects the cancellation of 939,083 shares previously issued in lieu of compensation.

Stockholder	Certificate No.	Date Issued	No. of Shares
Randy S. Bayne	1018	6/1/98	3,125*
Randy S. Bayne	1755	9/22/00	1,250*
Harry L. Bayne	1516	9/24/98	54,838*
Harry L. Bayne	1518	9/24/98	125,000*
Harry L. Bayne	1519	9/24/98	125,000*
Harry L. Bayne	1523	9/24/98	125,000**
Harry L. Bayne	1524	9/24/98	125,000
Harry L. Bayne	1525	9/24/98	125,000
Harry L. Bayne	1526	9/24/98	125,000
Harry L. Bayne	1527	9/24/98	125,000
Harry L. Bayne	1528	9/24/98	125,000
Harry L. Bayne	1529	9/24/98	100,000
Harry L. Bayne	1530	9/24/98	125,000
BACO International	—	—	444,416
Total			1,728,629
Total Outstanding			4,591,812

Preferred Stock

Stockholder	Certificate No.	Date Issued	No. of Shares
Harry L. Bayne	A-2	3/20/02	25
Total			25
Total Outstanding			25

*	These shares are being transferred to Secured Party pursuant to Section 7 of the Agreement.
**	A portion of these shares are being transferred to Secured Party pursuant to Section 7 of the Agreement.

EXHIBIT B-1

Form of Stock Power

KNOW ALL MEN BY THESE PRESENTS:

FOR VALUE RECEIVED, Randy S. Bayne hereby sells, bargains, assigns and transfers unto SMH Varitek LLC, a Delaware limited liability company, Four Thousand Three Hundred Seventy-Five (4,375) shares of the common stock of Varitek Industries, Inc., a Texas corporation (the “Corporation”), standing in his name on the books of the Corporation and represented by Certificates No. 1018 and 1755 and hereby IRREVOCABLY constitutes and appoints Computershare Investor Services as attorney-in-fact to transfer said shares on the books of the Corporation with full power of substitution.

DATED: November , 2002

Randy S. Bayne

***** IMPORTANT—READ CAREFULLY

The signature(s) to this Power must correspond with the name(s) as written upon the face of the certificate(s) in every particular without alteration or enlargement or any change whatsoever.

I, Barth Loney, the Vice President and Chief Technical Officer of Varitek Industries, Inc., hereby guarantee the above-signature of Randy S. Bayne.

Barth Loney

EXHIBIT B-2

Form of Stock Power

KNOW ALL MEN BY THESE PRESENTS:

FOR VALUE RECEIVED, Harry L. Bayne hereby sells, bargains, assigns and transfers unto SMH Varitek LLC, a Delaware limited liability company, Three Hundred Four Thousand Eight Hundred Thirty-Eight (304,838) shares of the common stock of Varitek Industries, Inc., a Texas corporation (the “Corporation”), standing in his name on the books of the Corporation and represented by Certificates No. 1516, 1518, and 1519, and One Hundred Twenty-Two Thousand Nine Hundred Forty-Four (122,944) shares of the common stock of the Corporation standing in his name on the books of the Corporation and represented by Certificate No. 1523, and hereby IRREVOCABLY constitutes and appoints Computershare Investor Services as attorney-in-fact to transfer said shares on the books of the Corporation with full power of substitution.

DATED: November , 2002

Harry L. Bayne

***** IMPORTANT—READ CAREFULLY

The signature(s) to this Power must correspond with the name(s) as written upon the face of the certificate(s) in every particular without alteration or enlargement or any change whatsoever.

I, Barth Loney, the Vice President and Chief Technical Officer of Varitek Industries, Inc., hereby guarantee the above-signature of Harry L. Bayne.

Barth Loney